Exhibit 99.1


Ultralife Batteries Completes Acquisition of ABLE New Energy

    NEWARK, N.Y.--(BUSINESS WIRE)--May 23, 2006--Ultralife Batteries, Inc. (NASDAQ: ULBI) has completed the acquisition of ABLE New Energy Co., Ltd., a manufacturer of lithium batteries located in Shenzhen, China.
    Under the terms of the acquisition, the purchase price of approximately $4.2 million consists of cash, common stock and stock warrants. The cash portion is equal to $2.5 million, with $2 million paid upon the closing and $500,000 contingent on the achievement of certain performance milestones of the acquired business. The equity portion of the purchase price consists of approximately 96,000 shares of Ultralife common stock and 100,000 stock warrants.
    Established in 2003, ABLE produces non-rechargeable lithium-manganese dioxide and lithium-thionyl chloride batteries, and supplies a variety of other non-rechargeable and rechargeable battery chemistries, for a wide range of applications worldwide including utility meters, security systems, tire pressure sensors, medical devices, automotive electronics and memory backup, among many others. In 2005, based on unaudited figures, ABLE generated approximately $300,000 in operating profit on approximately $2.3 million in revenue.
    "We acquired ABLE to enhance our global presence and competitive strength both through the expansion of our product line and by creating access to lower material and manufacturing costs," said John
D. Kavazanjian, Ultralife's president and chief executive officer. "This acquisition will also facilitate our entry into the rapidly growing Chinese market."
    Information about ABLE is available at: www.able-battery.com.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power systems for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany and Australia, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife Batteries (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information on Ultralife is available at: www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    CONTACT: Ultralife Batteries, Inc.
             Pete Comerford, 315-332-7100
             pcomerford@ulbi.com
             or
             Lippert/Heilshorn & Associates, Inc.
             Investor Relations:
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media:
             Chenoa Taitt, 212-838-3777
             ctaitt@lhai.com